Exhibit 99.1

Amphastar Pharmaceuticals Announces Exclusive License Agreement with Nanjing Hanxin Pharmaceutical Technology Co., Ltd. for Fully Synthetic Corticotropin Compound

Agreement expands Amphastar’s proprietary peptide pipeline into broader inflammatory and autoimmune conditions

RANCHO CUCAMONGA, CA / ACCESS Newswire / January, 12, 2026 / Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) today announced that it has entered into an exclusive license agreement (the “Agreement”) with Nanjing Hanxin Pharmaceutical Technology Co., Ltd. (“Hanxin”) for the development, and commercialization of a fully synthetic and highly purified human adrenocorticotropic hormone (ACTH) analogs (also termed corticotropin), now designated AMP-110, in the United States and Canada. AMP-110 is designed to address inflammatory and autoimmune conditions with a potentially improved safety profile compared to porcine-derived ACTH products.

“AMP-110 represents a strategically important addition to our growing proprietary peptide portfolio,” said Dr. Jack Zhang, Amphastar’s President and Chief Executive Officer. “This asset aligns with our long-term vision to develop innovative proprietary products. The fully synthetic nature of AMP-110 offers a potential for a differentiated safety profile, and we believe this program positions us well in a meaningful and growing therapeutic category.”

Under the terms of the Agreement, Hanxin is granting Amphastar an exclusive license to certain intellectual property related to AMP-110 in the United States and Canada. Additionally, Hanxin will receive a non-exclusive license from Amphastar for certain intellectual property to develop and commercialize the compound in all other territories.

As part of the Agreement, Amphastar made an upfront payment of $2 million to Hanxin upon signing, with additional payments to Hanxin consisting of up to $14 million in development milestone payments and up to $75 million in sales milestone payments. In addition, Amphastar will pay Hanxin royalty payments, which are not to exceed $7.5 million each calendar year and a maximum accumulated amount of $60 million. Hanxin will also pay Amphastar a royalty payment of net sales that are based on any patents licensed by Amphastar to Hanxin under the agreement.

AMP-110 is currently in early-phase human clinical development with early human studies demonstrating a promising safety profile. According to data from manufacturers in the market, in 2024, the U.S ACTH market exceeds $684 million annually, with indications including for the treatment of acute exacerbations of multiple sclerosis, rheumatoid arthritis, gouty arthritis, systemic lupus erythematosus, ophthalmic inflammatory conditions, and infantile spasms.

About Amphastar Pharmaceuticals, Inc.

Amphastar is a biopharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable, inhalation, and intranasal products. Additionally, the Company sells insulin active pharmaceutical ingredient products. Most of the Company's finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers. More information is available at the Company's website at www.amphastar.com.

The Amphastar Pharmaceuticals' logo, and other trademarks or service marks of Amphastar Pharmaceuticals, Inc., including, but not limited to BAQSIMI®, Primatene MIST®, REXTOVY®, Amphadase®, and Cortrosyn®, are the property of Amphastar Pharmaceuticals, Inc.

Forward Looking Statements

All statements in this press release referenced above that are not historical are forward-looking statements, including, among other things, statements relating to our expectations regarding our expected future development and commercialization of AMP-110 under the licensing agreement, the potential benefits of AMP-110, financial performance and business trends, our future growth, sales and marketing of our products, market size and expansion, the strategic trajectory of and market for our product pipeline, the ability to commercialize additional therapies, and our manufacturing in-house expertise. These statements are not facts but rather are based on Amphastar's historical performance and our current expectations, estimates, and projections regarding our business, operations, and other similar or related factors. Words such as "may," "might," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expect," "intend," "plan," "project," "believe," "estimate," and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar's filings with the Securities and Exchange Commission ("SEC"), including in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 7, 2025, in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 6, 2025, and our other filings or reports that we may file with the SEC. In particular, there can be no guarantee that our sales strategies will be successful, or that we will continue to experience significant sales of BAQSIMI®. You can locate these reports through our website at http://ir.amphastar.com and on the SEC's website at www.sec.gov. The forward-looking statements in this release speak only as of the date of the release. Amphastar undertakes no obligation to revise or update information or any forward-looking statements in this press release referenced above to reflect events or circumstances in the future, even if new information becomes available or if subsequent events cause our expectations to change.

Contact:

Bill Peters
Chief Financial Officer
(909) 476-3416